Stephen Robb and William Goings Appointed to TrueBlue Board of Directors

TACOMA, WASH.—March 14, 2016 –TrueBlue, Inc. (NYSE: TBI) announced today that Stephen Robb and William Goings have been appointed to the company's board of directors effective April 1, 2016.

Robb, 51, was named executive vice president and CFO of The Clorox Company in 2014 after serving as SVP and CFO. Prior to being named CFO, Robb served as VP of Global Finance. He joined Clorox in 1989 and is the senior executive responsible for strategic planning for the global company's financial activities and investor relations. Since 2004, Robb has overseen The Clorox Company's cost savings efforts, which have produced an average of $100 million in savings annually under his stewardship.

Goings, 58, has 34 years of global executive leadership experience in financial services, including banking and insurance. Goings most recently served as executive vice president, TD Bank Group and president, TD Insurance, which was the leading direct-to-consumer provider in Canada of insurance solutions. His international experience also includes serving as president of Genworth Financial's life insurance operations and as CEO of GE Financial Insurance, Europe, a former subsidiary of GE Capital. Goings earlier career involved functional leadership roles in business development, e-business, acquisitions, strategic planning, structured finance, and corporate lending for numerous financial and industrial companies.
"Our history, culture, and strategic direction were key considerations in our succession planning and candidate search," TrueBlue Chairman Joe Sambataro, Jr., said.  "Steve and Bill are both strategic business leaders with experience serving high-growth global companies. We're looking forward to the financial acumen and international expertise they will bring to the board. Steve and Bill add a diverse range of skills and new perspective that will help ensure the long-term success of TrueBlue, especially as we extend our global reach."

Robb and Goings will fill two of the three seats on the board that have been held by longtime board members Tom McChesney, Gates McKibbin and Craig Tall, who are resigning and will not stand for re-election at the 2016 Annual Shareholders Meeting in May.

Sambataro expressed his appreciation for the service of McChesney, McKibbin and Tall, who served on the board for 21, 15 and 10 years, respectively. "On behalf of everyone at TrueBlue, I want to thank Tom, Gates and Craig for all they've done to lead TrueBlue through a period of tremendous change and growth," he said.

Robb and Goings are joining a company that has grown in the past several years to become one of the world's leading suppliers of workforce solutions, including specialized staffing, onsite workforce management, and recruitment process outsourcing. TrueBlue reported record revenue of $2.7 billion in 2015.

About TrueBlue:
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions including staffing, large-volume on-site workforce management, and recruitment process outsourcing to fill full-time positions. Based in Tacoma, Wash., TrueBlue serves clients globally and connects as many as 840,000 people to work each year in a wide variety of industries. Learn more at www.trueblue.com.